EXHIBIT 99.1

Independent Accountants' Awareness Letter
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October 31, 2000

BankFirst Corporation
625 Market Street
Knoxville, Tennessee  37902

We have reviewed, in accordance with standards established by the AICPA, the unaudited interim financial information of BankFirst Corporation (the "Company") as of September 30, 2000 and for the quarter and year-to-date periods ended September 30, 2000 and 1999 as indicated in our report dated October 31, 2000. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q, is being incorporated by reference in the Form S-8 Registration Statement.

We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                       Crowe, Chizek and Company LLP